Exhibit 99.2
FORM OF LETTER TO STOCKHOLDERS WHO ARE
RECORD HOLDERS
HERTZ GLOBAL HOLDINGS, INC.
Subscription Rights to Purchase Shares of Common
Stock Offered Pursuant to Subscription Rights
Distributed to Stockholders of Hertz Global Holdings, Inc.
June 26, 2019
Dear Stockholder:
This notice is being distributed by Hertz Global Holdings, Inc., a Delaware corporation (the “Company”), to all holders of record of shares of its common stock, par value $0.01 per share (the “common stock”), as of 5:00 p.m. Eastern Time on June 24, 2019 (the “record date”), in connection with the distribution in a rights offering (the “rights offering”) of transferable subscription rights (the “rights”) to purchase shares of common stock. The rights are described in the Company’s Prospectus Supplement, dated June 13, 2019 (together with the accompanying prospectus, the “Prospectus”).
In the rights offering, the Company is offering up to an aggregate 57,915,055 shares of its common stock pursuant to the Prospectus. The rights will expire, if not exercised, by 5:00 p.m. Eastern Time on July 12, 2019 (the “expiration date”), unless extended by the Company.
As described in the accompanying Prospectus, you will receive one right for every share of common stock owned of record as of 5:00 p.m. Eastern Time on the record date.
Each right will allow the holder thereof to subscribe for 0.688285 shares of common stock (the “basic subscription right”) at the subscription price of $12.95 per whole share of common stock (the “subscription price”). Fractional rights will not be issued. Fractional rights will be rounded down to the nearest whole number, with such adjustments as may be necessary to ensure that the Company offers 57,915,055 shares of common stock in the rights offering. As an example, if you owned 1,000 shares of common stock as of the record date, you would receive 1,000 rights pursuant to your basic subscription right, and you would have the right to purchase 688 shares of common stock in the rights offering pursuant to your basic subscription right.
In addition, rights holders who fully exercise their basic subscription right will be entitled to subscribe for additional shares of common stock that remain unsubscribed as a result of any unexercised basic subscription rights (the “over-subscription right”). The over-subscription right allows a rights holder to subscribe for additional shares of common stock at the subscription price per share on a pro rata basis if any shares are not purchased by other holders of subscription rights under their basic subscription rights as of the expiration date. “Pro rata” means in proportion to the number of shares of common stock that you and the other rights holders have subscribed for under the over-subscription right. Holders may exercise such holder’s over-subscription right only if such holder exercised its basic subscription right in full and other holders of rights do not exercise their basic subscription rights in full. If there are not enough shares of common stock to satisfy all subscriptions made under the over-subscription right, the Company will allocate the remaining shares of common stock pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. For purposes of determining if a holder has fully exercised its basic subscription right, the Company will consider only the basic subscription right held by such holder in the same capacity. See “The Rights Offering—Basic Subscription Rights and Over-Subscription Rights” in the Prospectus.
Any excess payments received by the subscription agent will be returned, without interest or deduction, promptly following the expiration of the rights offering. The rights are evidenced by subscription rights certificates (the “subscription rights certificates”). The rights are transferable and are expected to trade on the New York Stock Exchange (“NYSE”) until the close of trading on the NYSE on July 11, 2019, the last business day prior to the scheduled expiration date of this rights offering (or, if the offer is extended, on the business day immediately preceding the extended expiration date).
Enclosed are copies of the following documents:

(1)	Prospectus;

(2)	Subscription Rights Certificate;

(3)	Instructions as to the Use of Hertz Global Holdings, Inc. Subscription Rights Certificates; and

(4)	Notice of Guaranteed Delivery.
Your prompt action is requested. To exercise your rights, you should properly complete and sign the subscription rights certificate and forward it, with payment of the subscription price in full for each share of common stock subscribed for pursuant to the basic subscription right and the over-subscription right, to the subscription agent, as indicated in the Prospectus. The subscription agent must receive the subscription rights certificate with payment of the subscription price on or prior to 5:00 p.m. Eastern Time on the expiration date. All payments of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by personal check drawn upon a United States bank payable to Computershare Trust Company, N.A., as subscription agent. Failure to return the properly completed subscription rights certificate with the correct payment will result in your not being able to exercise the rights held in your name on behalf of yourself or other beneficial owners.
Additional copies of the enclosed materials may be obtained from the information agent, Georgeson, LLC. The information agent’s toll-free telephone number is (888) 607-6511.
Very truly yours,
HERTZ GLOBAL HOLDINGS, INC.